UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2019

Molecular Templates, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32979	94-3409596
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9301 Amberglen Blvd, Suite 100

Austin, TX 78729

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (512) 869-1555

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 Par Value Per Share	MTEM	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Vertex Collaboration Agreement

On November 18, 2019, Molecular Templates, Inc. (“Company”), entered into a Master Collaboration Agreement (“Collaboration Agreement”) with Vertex Pharmaceuticals Incorporated (“Vertex”), pursuant to which the parties agreed to enter into a strategic research collaboration to leverage Company’s engineered toxin body (“ETB”) technology platform to discover and develop novel targeted biologic therapies for applications outside of oncology.

Pursuant to the terms of the Collaboration Agreement, Company granted Vertex an exclusive option to obtain an exclusive license under Company’s licensed technology to exploit one or more ETB products that are discovered by Company against up to two designated targets. Vertex has selected an initial target. Vertex has the option to designate one additional target within specified time limits.

Pursuant to the Collaboration Agreement, Vertex will pay Company an upfront payment of $38 million, consisting of $23 million in cash and a $15 million equity investment pursuant to a Share Purchase Agreement (the “SPA”), described further below. In addition to the upfront payments, Company may also receive an additional $22 million through the exercise of the options to license ETB products or to add an additional target. Company shall provide, and Vertex will reimburse Company for, certain mutually agreed manufacturing technology transfer activities.

Company may, for each target under the Collaboration Agreement, receive up to an additional $180 million in milestone payments upon the achievement of certain development and regulatory milestone events and up to an additional $70 million in milestone payments upon the achievement of certain sales milestone events. Company will also be entitled to receive, subject to certain reductions, tiered mid-single digit royalties as percentages of calendar year net sales, if any, on any licensed product.

Company will be responsible for conducting the research activities through the designation, if any, of one or more development candidates. Upon the exercise by Vertex of its option for a development candidate, Vertex will be responsible for all development, manufacturing, regulatory and commercialization activities with respect to that development candidate.

Unless earlier terminated, the Collaboration Agreement will expire (i) on a country-by-country basis and licensed product-by-licensed product basis on the date of expiration of all payment obligations under the Collaboration Agreement with respect to such licensed product in such country and (ii) in its entirety upon the expiration of all payment obligations thereunder with respect to all licensed products in all countries or upon Vertex’s decision not to exercise any option on or prior to the applicable deadlines. Vertex has the right to terminate the Collaboration Agreement for convenience upon prior written notice to Company. Either party has the right to terminate the Collaboration Agreement (a) for the insolvency of the other party or (b) subject to specified cure periods, in the event of the other party’s uncured material breach.

In connection with the Collaboration Agreement, Company and Vertex will enter into the SPA pursuant to which Vertex agreed to purchase 1,666,666 shares of Company’s common stock, par value $0.001 per share, at a price per share of $9.00. The issuance of these shares shall be pursuant to a private placement exemption from registration afforded by Section 4(a)(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D thereunder.

In addition to the SPA, the Collaboration Agreement contemplates that Company will enter into certain other ancillary arrangements with Vertex.

The foregoing description of certain terms of the Collaboration Agreement and SPA does not purport to be complete and is qualified in its entirety by reference to the Collaboration Agreement and SPA that Company intends to file as exhibits to its Annual Report on Form 10-K for the fiscal year ending December 31, 2019.

Item 8.01	Other Events.

Including the upfront payment from Company’s entry into the Collaboration Agreement described above and the related equity investment, Company expects that its existing cash and cash equivalents are sufficient to fund its operating expenses and capital expenditure requirements through approximately the first half of 2021.

Item 9.01	Financial Statements and Exhibits.

Exhibit 99.1	Press Release dated November 18, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Molecular Templates, Inc.

Dated: November 18, 2019

	By:	/s/ Eric E. Poma, Ph.D.
Name: Eric E. Poma, Ph.D.
Title: Chief Executive Officer